Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2024 relating to the financial statements of MGM Resorts International and the effectiveness of MGM Resorts International’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MGM Resorts International for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
February 23, 2024